UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2025

PROPANC BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42806	33-0662986
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

302, 6 Butler Street

Camberwell, VIC, 3124 Australia

(Address of registrant’s principal executive office) (Zip code)

+61-03-9882-0780

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	PPCB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2025, on October 7, 2025, Propanc Biopharma., Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with Hexstone Capital LLC (“Hexstone”) in connection with a private placement shares of Series C Preferred Stock (“Series C Preferred Stock”), subject to certain closing conditions. On November 4, 2025 the closing conditions under the SPA were completed and the company closed the transaction under the SPA, pursuant to which Hexstone purchased 100 shares of Series C Preferred Stock of the Company and a Warrant to purchase up to an additional 9,900 shares of Series C Preferred Stock, at an exercise price of $10,000 per Warrant share in exchange for cash payment of $1,000,099.00 to the Company. The shares of Series C Preferred Stock and the Warrant were issued pursuant to the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act and/or by Rule 506 of Regulation D promulgated thereunder.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 4, 2025, the Company amended its Certificate of Incorporation and filed a Certificate of Designation with the Delaware Secretary of State that authorized the issuance of up to 9,900 shares of a new series of preferred stock, par value $0.01 per share, designated as “Series C Preferred Stock” for which the Board established the rights, preferences and limitations thereof. The Board authorized the Series C Preferred Stock pursuant to the authority given to the board of directors under the Certificate of Incorporation, which authorizes the issuance of up to ten million (10,000,000) shares of preferred stock, par value $0.01 per share, and authorizes the Board, by resolution, to establish any or all of the unissued shares of preferred stock, not then allocated to any series into one or more series and to fix and determine the designation of each such shares, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established. The Certificate of Designation was filed as an amendment to the Company’s Certificate of Incorporation, as amended.

At any time after the initial issuance date, each share of Series C Preferred Stock shall be convertible into shares of common stock of the Company by the holder thereof by dividing the stated amount of each share of Series C Preferred Stock of $10,000 by the conversion price. The conversion price shall be the lesser of the fixed conversion price of $5.00 per share or 85% of the of the lowest trading price of the Common Stock during the period beginning on the day the holder sends a conversion notice to the Company and ending on the trading day on which the aggregate dollar volume of the Company’s common stock exceeds the product of the conversion amount set forth on the applicable conversion notice multiplied by seven (7) after the applicable holder receives the shares of common stock issuable upon conversion of the Series C Preferred Stock, subject to a five (5) trading day minimum.

The summary of the rights, privileges and preferences of the Series C Preferred Stock described above is qualified in its entirety by reference to the Certificate of Designation, a copy of which is attached as Exhibit 4.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
4.1	Certificate of Designations of Series C Preferred Stock of Propanc Biopharma, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2025	PROPANC BIOPHARMA, INC.

	By:	/s/ James Nathanielsz
	Name:	James Nathanielsz
	Title:	Chief Executive Officer